Exhibit.99.1

FOR RELEASE: Thursday, July 31, 2025 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net income for the quarter ended June 30, 2025 of $272,000, or $0.10 per basic and diluted share, compared to net income of $100,000, or $0.04 per basic and diluted share, for the same period in 2024. Net income for the six months ended June 30, 2025 was $189,000, or $0.07 per basic and diluted share, compared to net income of $973,000, or $0.39 per basic and diluted share, for the same period in 2024.

Robert T. Strong, Chief Executive Officer stated, “I am pleased to report that our earnings for the second quarter ended June 30, 2025, were measurably improved over the prior quarter. We anticipate that we have generally stabilized expenses except for certain one-time costs expected to be incurred during the second half of 2025 as we rectify and complete the build out of our business lines.”

Mr. Strong added, “Uncertainties in national and international economics continue. However, compared to our first quarter report, and despite the housing market still not thriving, our mortgage banking company improved in its performance. Our SBA production is now generally on target, along with commercial loan sales becoming more productive.”

Mr. Strong continued, “Loan closings are more consistent while asset growth is well contained as a result of regular loan sales into a secondary market.”

Mr. Strong commented, “We have been reporting weakness in the small business sector of our loan portfolio which still exists. However, our asset quality ratios have improved. Our non-performing assets as a percent of total assets are reported at 0.89%, our non-performing loans as a percentage of total loans receivable, net is reported at 1.10% both as of June 30, 2025. Additionally, our Texas Ratio is reported at 9.24% as of June 30, 2025.”

Mr. Strong concluded, “As always, our current and continued business strategy focuses on long term profitability and maintaining healthy capital ratios both of which reflect our strong commitment to shareholder value.”

Comparison of Quarter-over-Quarter Operating Results

Net income amounted to $272,000 for the three months ended June 30, 2025, an increase of $172,000, or 172.0%, compared to net income of $100,000 for the three months ended June 30, 2024. The increase in net income on a comparative quarterly basis was primarily the result of a decrease in interest expense of $1.1 million, and an increase in non-interest income of $643,000, partially offset by a decrease in interest and dividend income of $703,000, an increase in the provision for credit losses of $478,000, an increase in non-interest expense of $297,000, and an increase in the net provision for income taxes from continuing operations of $127,000.

The $703,000, or 6.5%, decrease in interest and dividend income for the quarter was primarily due to a $66.2 million decrease in the average balance of due from banks – interest earning, which decreased from $103.9 million for the three months ended June 30, 2024 to $37.7 million for the three months ended June 30, 2025, and had the effect of decreasing interest income $960,000, a decrease in the average balance of loans receivable, net, which decreased $15.9 million from $605.3 million for the three months ended June 30, 2024 to $589.4 million for the three months ended June 30, 2025 and had the effect of decreasing interest income $245,000, and a decrease in the average yield on due from banks – interest earning, which decreased from 5.80% for the three months ended June 30, 2024 to 4.21% for the three months ended June 30, 2025 and had the effect of decreasing interest income $150,000. Partially offsetting the decrease in interest and dividend income was a 42 basis point increase in the average yield on loans receivable, net from 6.16% for the three months ended June 30, 2024 to 6.58% for the three months ended June 30, 2025, and had the effect of increasing interest income $622,000.

The $1.1 million, or 16.6%, decrease in interest expense for the three months ended June 30, 2025 over the comparable period in 2024 was driven by a $1.6 million, or 25.5%, decrease in interest expense on deposits, which was primarily attributable to a decrease in average balances of interest-bearing deposits as a result of reduced correspondent banking activity and reduction in a money market deposit through a deposit placement agreement. Also contributing to the decrease in interest expense for the three months ended June 30, 2025 was a $320,000, or 65.6%, decrease in interest expense on subordinated debt. These decreases in interest expense were partially offset by a $481,000, or 288.0%, increase in the interest expense on Federal Home Loan Bank borrowings due to a $38.3 million, or 212.1%, increase in the average balance of Federal Home Loan Bank borrowings which increased from $18.0 million for the three months ended June 30, 2024 to $56.3 million for the three months ended June 30, 2025, and a $275,000 increase in interest expense on senior debt. The average interest rate spread increased from 1.57% for the three months ended June 30, 2024 to 2.19% for the three months ended June 30, 2025 and the net interest margin increased from 2.28% for the three months ended June 30, 2024 to 2.85% for the three months ended June 30, 2025.

          The $478,000, or 1,165.9%, increase in the provision for credit losses for the three months ended June 30, 2025 over the three months ended June 30, 2024 was primarily due to an increase in charge-offs during the three months ended June 30, 2025, partially offset by a decrease in loans receivable, net.

          The $643,000, or 49.3%, increase in non-interest income for the three months ended June 30, 2025 over the comparable period in 2024 was primarily attributable to a $485,000, or 86.5%, increase in net gain on sale of loans, a $413,000, or 421.4%, increase in gain on sale of SBA loans, a $97,000, or 53.0%, increase in mortgage banking, equipment lending and title abstract fees, and a $20,000, or 11.4%, increase in insurance commissions. These increases were partially offset by a $359,000, or 149.6%, decrease in other fees and service charges, and a $16,000, or 100.0%, decrease in real estate sales commissions, net. The reduction in other fees and service charges is attributable to reduced correspondent banking activities.

          The $297,000, or 5.7%, increase in non-interest expense for the three months ended June 30, 2025 over the comparable period in 2024 was primarily due to a $152,000, or 39.8%, increase in other expense, a $128,000, or 41.2%, increase in data processing expense, a $27,000, or 37.0%, increase in advertising expense, an $18,000, or 11.5%, increase in professional fees, a $16,000, or 3.9%, increase in occupancy and equipment expense, and a $15,000, or 30.0%, increase in directors’ fees and expenses. These increases were partially offset by a $31,000, or 0.8%, decrease in salaries and employee benefits expense, and a $28,000, or 17.2%, decrease in FDIC deposit insurance assessment.

The provision for income tax from continuing operations increased $127,000, or 153.01%, from $83,000 for the three months ended June 30, 2024 to $210,000 for the three months ended June 30, 2025 due primarily to an increase in pre-tax income.

Comparison of Six-Month Operating Results

Net income amounted to $189,000 for the six months ended June 30, 2025, a decrease of $784,000, or 80.6%, compared to net income of $973,000 for the six months ended June 30, 2024. The decrease in net income on a comparative quarterly basis was primarily the result of a decrease in interest and dividend income of $2.9 million, an increase in non-interest expense of $716,000, and a decrease in net income from discontinued operations of $406,000, partially offset by a decrease in interest expense of $2.1 million, an increase in non-interest income of $821,000, a decrease in the provision for credit losses of $217,000, and a decrease in the net provision for income taxes from continuing operations of $135,000.

The $2.9 million, or 12.6%, decrease in interest and dividend income was primarily due to a decrease in the average balance of loans receivable, net, which decreased $42.8 million from $631.9 million for the six months ended June 30, 2024 to $589.1 million for the six months ended June 30, 2025 and had the effect of decreasing interest income $1.4 million, a $49.7 million decrease in the average balance of due from banks – interest earning, which decreased from $86.8 million for the six months ended June 30, 2024 to $37.1 million for the six months ended June 30, 2025, and had the effect of decreasing interest income $1.3 million, and a 124 basis point decrease in the average yield on due from banks - interest earning from 5.27% for the six months ended June 30, 2024 to 4.03% for the six months ended June 30, 2025, and had the effect of decreasing interest income $230,000.

The $2.1 million, or 15.2%, decrease in interest expense for the six months ended June 30, 2025 over the comparable period in 2024 was driven by a $2.8 million, or 23.3%, decrease in interest expense on deposits, which was primarily attributable to a decrease in the average balance of interest-bearing deposits as a result of reduced correspondent banking activity and reduction in a money market deposit through a deposit placement agreement. Also contributing to the decrease in interest expense for the six months ended June 30, 2025 was a $352,000, or 36.2% decrease in interest expense on subordinated debt. These decreases in interest expense were partially offset by $479,000 increase in the interest expense on Federal Home Loan Bank borrowings due to a $29.1 million, or 135.1%, increase in the average balance of Federal Home Loan Bank borrowings which increased from $21.6 million for the six months ended June 30, 2024 to $50.7 million for the six months ended June 30, 2025, and a $391,000 increase in interest expense on senior debt. The average interest rate spread increased from 1.81% for the six months ended June 30, 2024 to 2.13% for the six months ended June 30, 2025 while the net interest margin increased from 2.62% for the six months ended June 30, 2024 to 2.74% for the six months ended June 30, 2025.

          The $217,000, or 19.8%, decrease in the provision for credit losses for the six months ended June 30, 2025 over the six months ended June 30, 2024 was primarily due to a decrease in loans receivable, net, partially offset by an increase in charge-offs during the six months ended June 30, 2025.

          The $821,000, or 28.4%, increase in non-interest income for the six months ended June 30, 2025 over the comparable period in 2024 was primarily attributable to a $691,000, or 544.1%, increase in gain on sale of SBA loans, a $607,000, or 40.6%, increase in net gain on sale of loans, a $53,000, or 16.2%, increase in insurance commissions, and a $36,000, or 9.2%, increase in mortgage banking, equipment lending and title abstract fees. These increases were partially offset by a $553,000, or 118.7%, decrease in other fees and service charges, and a $20,000, or 100.0%, decrease in real estate sales commissions, net.

          The $716,000, or 6.9%, increase in non-interest expense for the six months ended June 30, 2025 over the comparable period in 2024 was primarily due to a $268,000, or 46.8%, increase in data processing expense, a $206,000, or 23.7%, increase in other expense, a $197,000, or 29.6%, increase in occupancy and equipment expense, a $100,000, or 33.7%, increase in professional fees, a $39,000, or 24.4%, increase in advertising expense, and a $29,000, or 28.7%, increase in directors’ fees and expenses. These increases were partially offset by an $80,000, or 23.8%, decrease in FDIC deposit insurance assessment, and a $43,000, or 0.6%, decrease in salaries and employee benefits expense.

The provision for income tax from continuing operations decreased $135,000, or 38.9%, from $347,000 for the six months ended June 30, 2024 to $212,000 for the six months ended June 30, 2025 due primarily to a decrease in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at June 30, 2025 were $670.8 million, a decrease of $14.4 million, or 2.1%, from $685.2 million at December 31, 2024. This decrease in total assets was primarily due to a $14.1 million, or 22.4%, decrease in cash and cash equivalents, an $8.3 million, or 12.9%, decrease in loans held for sale, and a $430,000, or 25.8%, decrease in investment securities available for sale. Also contributing to the decrease in assets was a $45,000, or 2.8%, decrease in premises and equipment, net, and a $24,000, or 31.2%, decrease in other intangible, net of accumulated amortization. Partially offsetting the decrease in total assets was a $7.0 million, or 1.3%, increase in loans receivable, net of allowance for credit losses, a $694,000, or 17.5%, increase in accrued interest receivable, a $477,000, or 21.5%, increase in investment in Federal Home Loan Bank stock, at cost, a $228,000, or 2.9%, increase in prepaid expenses and other assets, and a $61,000, or 1.4%, increase in bank-owned life insurance. The largest increases within the loan portfolio occurred in one-to-four family owner occupied loans which increased $10.9 million, or 42.0%, home equity loans which increased $3.0 million, or 52.1%, construction loans which increased $1.9 million, or 10.3%, and commercial real estate loans, which increased $372,000, or 0.1%. Partially offsetting these increases were multi-family residential loans which decreased $4.0, or 8.7%, commercial business loans which decreased $3.9 million, or 3.4%, and one-to-four family non-owner occupied loans which decreased $2.1 million, or 6.1%.

Loans held for sale decreased $8.3 million, or 12.9%, from $64.3 million at December 31, 2024 to $56.0 million at June 30, 2025 as the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $55.3 million of one-to-four family residential loans during the six months ended June 30, 2025 and sold $51.2 million of loans in the secondary market. The Bank’s commercial real estate subsidiary, Oakmont Commercial, LLC, originated $19.0 million of commercial real estate loans during the six months ended June 30, 2025 and sold $28.7 million of loans in the secondary market during this same period. Additionally, the Bank originated $6.0 million of SBA loans and sold $8.7 of SBA loans in the secondary market in the same period.

Total deposits decreased $21.1 million, or 3.8%, to $532.2 million at June 30, 2025 from $553.3 million at December 31, 2024. This decrease in deposits was primarily attributable to a decrease of $40.8 million, or 25.1%, in money market accounts, and a decrease of $22.8 million, or 47.7%, in interest bearing checking accounts as the Company exited one of its correspondent banking relationships. These decreases in deposits were partially offset by an increase of $29.6 million, or 10.5%, in certificates of deposit, an increase of $12.6 million, or 21.2%, in non-interest bearing checking accounts, and a $268,000, or 54.5%, increase in savings accounts.

Total Federal Home Loan Bank (FHLB) borrowings increased $12.1 million, or 25.4%, to $60.0 million at June 30, 2025 from $47.9 million at December 31, 2024 as the Bank utilized a portion of its borrowing capacity for liquidity purposes.

Senior debt, net of unamortized debt issuance costs, increased $9.5 million from none at December 31, 2024 as the Company entered into a Senior Unsecured Note Purchase Agreement with certain institutional accredited investors pursuant to which the Company issued an aggregate of $9.75 million in aggregate principal amount of Fixed Rate Unsecured Senior Notes due March 1, 2028 (the “Senior Debt Notes”) in a private placement. The Company issued to an accredited individual investor an additional $250,000 in principal amount of the Senior Debt Notes as of March 4, 2025 for a total of $10.0 million in aggregate principal amount. The Senior Debt Notes bear interest at a fixed annual rate of 11.00%, payable semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2025. The maturity date of the Senior Debt Notes is March 1, 2028.

Subordinated debt, net of unamortized debt issuance costs, decreased $14.0 million, or 63.6%, to $8.0 million at June 30, 2025 from $22.0 million at December 31, 2024 as the Company used the net proceeds from the sale of the Senior Debt Notes to repay a portion of the outstanding $14.0 million aggregate principal amount of its 8.5% Fixed Rate Subordinated Notes upon their maturity on March 15, 2025.

         Total stockholders’ equity from continuing operations decreased $360,000, or 0.7%, to $52.3 million at June 30, 2025 from $52.6 million at December 31, 2024. Contributing to the decrease were dividends paid of $683,000, and purchase of treasury stock of $31,000. The decrease in stockholders’ equity was partially offset by net income for the six months ended June 30, 2025 of $189,000, amortization of stock awards and options under our stock compensation plans of $121,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $40,000, and other comprehensive income, net of $4,000.

Non-performing loans at June 30, 2025 totaled $5.9 million, or 1.10%, of total loans receivable, net of allowance for credit losses, consisting of $4.8 million of loans on non-accrual status and $1.2 million of loans 90-days or more delinquent. Non-accrual loans consist of one one-to-four family residential owner occupied loan, nine commercial real estate loans, and 18 commercial business loans. Included in the 18 commercial business loans is one pool of equipment loans. Loans 90-days or more past due include one one-to-four family residential owner occupied loan, one one-to-four family residential non-owner occupied loan, and four commercial business loans, all of which are still accruing. All non-performing loans are either well-collateralized or adequately reserved for. During the six months ended June 30, 2025, 16 commercial business loans totaling $1.0 million that were previously on non-accrual were charged-off through the allowance for credit losses. Non-performing loans at December 31, 2024 totaled $5.7 million, or 1.07%, of total loans receivable, net of allowance for credit losses, consisting of $3.9 million of loans on non-accrual status and $1.8 million of loans 90-days or more delinquent. Non-accrual loans consist of one commercial real estate loan, and ten commercial business loans. Included in the ten commercial business loans is one pool of equipment loans. Loans 90-days or more past due include one one-to-four family residential owner occupied loan and two commercial real estate loans, all of which are still accruing. All non-performing loans are either well-collateralized or adequately reserved for. During the year ended December 31, 2024, 19 commercial business loans totaling $1.6 million, and one construction loan of $187,000, that were previously on non-accrual were charged-off through the allowance for credit losses.

          Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At June 30,	At December 31,
	2025	2024
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$48,891	$62,989
Investment in interest-earning time deposits	912	912
Investment securities available for sale at fair value	1,236	1,666
Loans held for sale	56,013	64,281
Loans receivable, net of allowance for credit losses (2025: $6,326; 2024: $6,476)	541,690	534,693
Accrued interest receivable	4,655	3,961
Investment in Federal Home Loan Bank stock, at cost	2,691	2,214
Bank-owned life insurance	4,508	4,447
Premises and equipment, net	1,581	1,626
Goodwill	515	515
Other intangible, net of accumulated amortization	53	77
Prepaid expenses and other assets	8,015	7,787
Total Assets	$670,760	$685,168
Liabilities and Stockholders’ Equity
Liabilities
Non-interest bearing	$97,432	$59,783
Interest-bearing	434,744	493,469
Total deposits	532,176	553,252
Federal Home Loan Bank borrowings	60,000	47,855
Senior debt, net of unamortized costs	9,531	-
Subordinated debt	8,000	22,000
Accrued interest payable	1,026	937
Advances from borrowers for taxes and insurance	2,915	3,122
Accrued expenses and other liabilities	4,855	5,385
Total Liabilities	618,503	632,551
Total Stockholders’ Equity	52,257	52,617
Total Liabilities and Stockholders’ Equity	$670,760	$685,168

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$9,695	$9,317	$19,218	$20,550
Interest and dividends on time deposits, investment securities, interest- bearing deposits with others, and Federal Home Loan Bank stock	499	1,580	902	2,469
Total Interest and Dividend Income	10,194	10,897	20,120	23,019
Interest Expense
Interest on deposits	4,598	6,168	9,328	12,154
Interest on FHLB borrowings	648	167	1,132	409
Interest on senior debt	275	-	391	-
Interest on subordinated debt	168	488	620	972
Total Interest Expense	5,689	6,823	11,471	13,535
Net Interest Income	$4,505	$4,074	$8,649	$9,484
Provision for Credit Losses – Loans	464	-	790	1,084
(Recovery of) Provision for Credit Losses – Unfunded Commitments	(27)	(41)	88	11
Total Provision for (Recovery of) Credit Losses	437	(41)	878	1,095
Net Interest Income after Provision for Credit Losses	4,068	4,115	7,771	8,389

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	280	183	426	390
Real estate sales commissions, net	-	16	-	20
Insurance commissions	196	176	381	328
Other fees and services charges	(119)	240	(87)	466
Net loan servicing income	1	2	5	3
Income from bank-owned life insurance	32	28	62	57
Net gain on sale of loans	1,046	561	2,102	1,495
Gain on the sale of SBA loans	511	98	818	127
Total Non-Interest Income	1,947	1,304	3,707	2,886

Non-Interest Expense
Salaries and employee benefits	3,642	3,673	7,292	7,335
Directors' fees and expenses	65	50	130	101
Occupancy and equipment	432	416	863	666
Data processing	439	311	841	573
Professional fees	174	156	397	297
FDIC deposit insurance assessment	135	163	256	336
Advertising	100	73	199	160
Amortization of other intangible	12	12	24	24
Other	534	382	1,075	869
Total Non-Interest Expense	5,533	5,236	11,077	10,361
Income from Continuing Operations Before Income Taxes	$482	$183	$401	$914
Income Taxes	210	83	212	347
Net Income from Continuing Operations	$272	$100	$189	$567
Income from Discontinued Operations	-	-	-	564
Income Taxes	-	-	-	158
Net Income from Discontinued Operations	$-	$-	$-	406
Net Income	$272	$100	$189	$973

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share from continuing operations – basic	$0.10	$0.04	$0.07	$0.23
Earnings per share from discontinued operations – basic	$-	$-	$-	$0.16
Earnings per share, net – basic	$0.10	$0.04	$0.07	$0.39
Average shares outstanding – basic	2,630,585	2,600,346	2,628,786	2,525,580
Earnings per share from continuing operations – diluted	$0.10	$0.04	$0.07	$0.23
Earnings per share from discontinued operations – diluted	$-	$-	$-	$0.16
Earnings per share, net – diluted	$0.10	$0.04	$0.07	$0.39
Average shares outstanding - diluted	2,630,585	2,600,346	2,628,786	2,525,580
Book value per share, end of period	$19.83	$19.54	$19.83	$19.54
Shares outstanding, end of period	2,635,866	2,629,289	2,635,866	2,629,289

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	6.45%	6.11%	6.38%	6.37%
Average rate on interest-bearing liabilities	4.26%	4.54%	4.25%	4.55%
Average interest rate spread	2.19%	1.57%	2.13%	1.81%
Net interest margin	2.85%	2.28%	2.74%	2.62%
Average interest-earning assets to average interest-bearing liabilities	118.42%	118.78%	116.86%	121.59%
Efficiency ratio	85.75%	97.37%	89.65%	80.97%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.10%	1.46%	1.10%	1.46%
Non-performing assets as a percent of total assets	0.89%	1.24%	0.89%	1.24%
Allowance for credit losses as a percent of non-performing loans	106.39%	85.12%	106.39%	85.12%
Allowance for credit losses as a percent of total loans receivable, net	1.15%	1.23%	1.15%	1.23%
Texas Ratio (2)	9.24%	13.25%	9.24%	13.25%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, Chief Executive Officer (215) 364-4059